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                                                                 Exhibit 23.1

                      CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors and Shareholders
Copart, Inc.:

Consent to incorporation by reference in the registration statement (No. 33-81238) on Form S-8 of Copart, Inc. of our report dated September 27, 1996, relating to the consolidated balance sheets of Copart, Inc. and subsidiaries as of July 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1996, and the related schedule, which report appears in the July 31, 1996, annual report on Form 10-K of Copart, Inc.

                                                    KPMG Peat Marwick LLP

San Francisco, California
October 25, 1996